Exhibit 10.1

Aon Corporation

Outside Director Corporate Bequest Plan

As Amended and Restated Effective

January 1, 2010

Aon Corporation

Outside Director Corporate Bequest Plan

On March 18, 1994, the Board of Directors (the “Board”) of Aon Corporation (“Aon” or the “Company”) adopted the Aon Corporation Outside Director Corporate Bequest Plan (the “Bequest Plan”) for the purpose of providing a vehicle to attract and retain high quality individuals as Directors of Aon while also providing support to worthy charitable institutions.  Effective January 1, 2010, the Bequest Plan is amended and restated as set forth in this plan document.

1.                                       Bequest Plan Benefits

Under the Bequest Plan, each eligible Director of Aon (each, an “Eligible Director”) may recommend that Aon, in conjunction with the Aon Foundation (the “Foundation”), make a donation in the amount of one million dollars ($1,000,000) to the eligible tax-exempt organization(s) selected by the Eligible Director and approved by the Foundation (each, a “Charitable Organization”), subject to the provisions contained in this Bequest Plan.  The donation would be made on the behalf of the Eligible Director pursuant to the provisions of Section 6 of this Bequest Plan.

2.                                       Eligibility Standards

Eligible Directors include those outside Directors elected or appointed to serve on the Board before January 1, 2006 who have completed at least one year of service as a member of the Board.  The Bequest Plan was closed to future participants in connection with certain modifications to outside Director compensation that were adopted by the Board effective January 1, 2006.  Outside Directors elected or appointed to serve on the Board on or after January 1, 2006 are not eligible to participate in the Bequest Plan.  A list of Eligible Directors who qualify to participate in the Bequest Plan is attached hereto as Exhibit A.

3.                                       Bequest Recommendation

Each Eligible Director shall make a written bequest recommendation by completing and returning to the Foundation a Bequest Recommendation Form that designates the Charitable Organization(s) to which he or she wishes to make a bequest.  The bequest will be made by the Foundation on the Eligible Director’s behalf in accordance with the provisions contained in this Bequest Plan.  Unless the Eligible Director makes an irrevocable recommendation, an Eligible Director may revise or revoke any recommendation by filing a new written Bequest Recommendation Form with the Foundation prior to his or her death.  A bequest recommendation becomes effective once approved by the Foundation.

4.                                       Designation of Charitable Organization

To qualify as an eligible Charitable Organization under the Bequest Plan, a Charitable Organization must meet any and all criteria established by the Foundation with respect to charitable organizations that are compatible with the Company’s philanthropic philosophy.

In the event that a Charitable Organization recommended by an Eligible Director no longer qualifies as an eligible Charitable Organization, the Eligible Director or, following such Eligible Director’s death, the executor of the Eligible Director’s estate, will designate a suitable replacement.  If the executor of the Eligible Director’s estate is unable or unwilling to make such a designation, or if no executor has been appointed, the Foundation will determine a Charitable

Organization to receive the balance of the bequest.  Furthermore, the Foundation reserves the right to, at any time, whether before or after payments have commenced, immediately refrain from or cease making payments to a Charitable Organization in the event such Charitable Organization no longer meets the requirements set forth in the first paragraph of this Section to qualify as an eligible Charitable Organization.

5.                                       Bequest Amount

Each Eligible Director may recommend a minimum of one and a maximum of five Charitable Organizations to receive a portion of the one million ($1,000,000) bequest amount, subject to a $100,000 minimum amount per Charitable Organization.

6.                                       Payment of Bequest Plan Benefits

Each Eligible Director is paired with another Eligible Director under the Bequest Plan.  The distribution of each Eligible Director’s charitable bequest amount will begin at the later of:  (i) the death of such Eligible Director; or (ii) the death of the other Eligible Director with whom such Eligible Director is paired.  If an Eligible Director is not paired under the Bequest Plan, the distribution of such Eligible Director’s charitable bequest amount will begin within sixty (60) business days following such Eligible Director’s death.  Aon shall determine the pairing of Eligible Directors under the Bequest Plan in its sole discretion.  Distributions, once they begin, will be made to the designated charitable organization(s) in ten equal annual installments.

7.                                       Funding and Assets of the Plan

The Bequest Plan shall at all times be maintained on an unfunded basis for federal income tax purposes.  Aon shall have no requirement to fund the Bequest Plan, and any benefits payable under this Bequest Plan shall be paid by Aon out of its general assets.  The obligations that Aon incurs under this Bequest Plan shall be subject to the claims of Aon’s other creditors having priority as to Aon’s assets.

If Aon does identify assets to fund bequests, neither the Eligible Directors nor their recommended Charitable Organizations shall have any rights or interest in any assets of Aon identified for such purpose.  No aspect of the Bequest Plan shall create, or be deemed to create, a trust, either actual or constructive for the benefit of an Eligible Director or any Charitable Organization.  No aspect of the Bequest Plan shall give, or be deemed to give, any Eligible Director or recommended Charitable Organization any interest in any assets of Aon or the Bequest Plan nor is any recommended Charitable Organization considered to be a third party beneficiary of the Bequest Plan.

8.                                       Amendment or Termination

The Board may, in its sole discretion, amend, suspend, or terminate the Bequest Plan at any time.

9.                                       Administration

The Bequest Plan shall be administered by the Organization and Compensation Committee of the Board (the “Committee”). Subject to the terms of the Bequest Plan, the Committee shall have the authority to prescribe, amend, and rescind rules, regulations and procedures relating to the Bequest Plan, and interpret the Bequest Plan, and any rules, regulation or procedures relating to the Bequest Plan, and interpret and enforce any rules, regulation or procedures adopted thereunder in its sole discretion.

In the administration of the Bequest Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may also serve as counsel to Aon.

The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Bequest Plan and the rules and regulations hereunder shall be final and conclusive and binding upon all persons having any interest in the Bequest Plan or making any claim hereunder.

10.                                 Assignment

Except as to withholding of any tax under the laws of the United States, or any state or locality, no benefit payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind.  Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether currently or thereafter payable hereunder, shall be void.

11.                                 Compliance with Code Section 409A

To the extent applicable, the Bequest Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Committee shall interpret and administer the Bequest Plan in accordance therewith.  In addition, any provision, including, without limitation, any definition, in the Bequest Plan that is determined to violate the requirements of Section 409A of the Code shall be void and without effect and any provision, including, without limitation, any definition, that is required to appear in this plan document under Section 409A of the Code that is not expressly set forth shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provisions were expressly set forth  In addition, the timing of certain payment of benefits provided for under the Bequest Plan shall be revised as necessary for compliance with Section 409A of the Code.

12.                                 Governing Law

The validity, construction, interpretation, administration and effect of the Bequest Plan, and all rights hereunder, shall be determined solely in accordance with the laws of the State of Illinois, to the extent not preempted by federal law.

Exhibit A

Eligible Directors

AON CORPORATION — OUTSIDE DIRECTOR CORPORATE BEQUEST PLAN

MATCHING ASSIGNMENTS

Name of Director	Birthdate	Name of Director (Bequest Partner)	Birthdate
George A. Schaefer (retired)	06/13/28	Andrew J. McKenna	09/17/29
Franklin A. Cole (retired)	05/20/26	Donald S. Perkins (retired)	03/22/27
Perry J. Lewis (retired)	02/11/38	Fred L. Turner (retired)	01/06/33
Newton N. Minow (retired)	01/17/26	Edgar D. Jannotta	04/27/31
Peer Pederson (retired)	03/10/25	Daniel T. Carroll (deceased 2007)	03/21/26
Arnold R. Weber (retired)	09/20/29	Joan D. Manley (retired)	09/23/32
John E. Swearingen (deceased 2007)	09/7/18	Jan Kalff	05/15/37
R. Eden Martin	05/17/40	Robert S. Morrison	04/04/42
J. Michael Losh	05/10/46	Richard C. Notebaert	07/16/47
Gloria Santona	06/10/50	Carolyn Y. Woo	4/19/54
Lester B. Knight	05/15/58	John W. Rogers, Jr.	03/31/58
Patrick G. Ryan, Jr. (retired)	04/14/67